Exhibit 10.31

AIA® Document A111TM – 1997

Standard Form of Agreement Between Owner and Contractor where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed Maximum Price

AGREEMENT made as of the 28th day of November in the year Two Thousand Seven

(In words, indicate day, month and year)

BETWEEN the Owner:

(Name, address and other information)

Tarantula Ventures LLC

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington, D.C. 20005

and the Contractor:

(Name, address and other information)

Holder Construction Group, LLC

3333 Riverwood Parkway, Suite 400

Atlanta, Georgia 30339

The Project is:

(Name and location)

Tarantula Ventures LLC – CH1 Data Center, Phase 1

2200 Busse Road

Elk Grove Village, Cook County, Illinois

The Architect is:

(Name, address and other information)

Donnally Vujcic Associates, LLC

400 Professional Drive, Suite 200

Gaithersburg, Maryland 20879-3433

The Owner and Contractor agree as follows.

ADDITIONS AND DELETIONS:

The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

This document is not intended for use in competitive bidding.

AIA Document A201-1997, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

This document has been approved and endorsed by the Associated General Contractors of America.

ELECTRONIC COPYING of any portion of this AIA® Document to another electronic file is prohibited and constitutes a violation of copyright laws as set forth in the footer of this document.

AIA Document A111™ – 1997. Copyright © 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 11:46:50 on 05/15/2007 under Order No. 1000301948_1 which expires on 5/14/2008, and is not for resale.

User Notes: Error! Unknown document property name.	(3213094286)

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2 THE WORK OF THIS CONTRACT

2.1. The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

2.2 Reserved.

2.3 The Work shall consist of the performance and final completion of all Work, including, without limitation, shell construction of the entire building, necessary for the occupancy and convenient and beneficial use by one (1) or more of Owner’s tenants of computer room #’s 1- 16 (the “Computer Rooms”), with 18.2 megawatts (“MW”) of Critical Load Power, redundantly served and with associated cooling. The Work (the “Scope of Work”) shall include, without limitation, those items of Work described in Exhibit 2.3.1 attached hereto and made a part hereof. Upon completion of the Work, Computer Room #’s 1—16 will be occupied by Owner and/or one (1) or more of Owner’s tenants, and after such completion, Contractor shall not have access to Computer Room #’s 1—16, except as permitted by Owner in writing or as necessary in connection with level 4 testing & level 5 commissioning.

As used herein, “Critical Load Power” shall mean the total power available for utilization that feeds through each distribution switchboard to the output circuit breaker of each power distribution unit within the Computer Rooms at the Project, excluding power for any heat rejection, HVAC system or non-critical lighting.

ARTICLE 3 RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor's skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner's interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

§ 4.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

The date of commencement of the Work is agreed to be March 13, 2007.

If, prior to commencement of the Work, the Owner requires time to file mortgages, mechanic's liens and other security interests, the Owner's time requirement shall be as follows:

N/A

§ 4.2 The Contract Time shall be measured from the date of commencement.

§ 4.3 The Contractor shall achieve Substantial Completion of the entire Work not later than May 15, 2008

(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)

Portion of Work	Substantial Completion date
N/A

, subject to adjustments of this Contract Time as provided in the Contract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time, or for bonus payments for early completion of the Work.)

Liquidated Damages. The Contractor shall pay the Owner the sum of three thousand dollars ($3,000.00) per day for each and every calendar day of unexcused delay in achieving Substantial Completion of the Work beyond the date set forth in the Contract Documents for Substantial Completion.

Contractor acknowledges that any sums due and payable hereunder by the Contractor shall be payable, not as a penalty, but as liquidated damages representing an estimate of the damages likely to be sustained by the Owner, estimated at the time of executing the agreement for construction.

The Contractor acknowledges that the Substantial Completion date is essential to the successful completion of the Project, that as of the date of this Agreement the Substantial Completion date is reasonable and that Contractor has no knowledge of any existing basis for adjusting such date, and that Contractor will take all reasonably necessary measures to meet such Substantial Completion date.

ARTICLE 5 BASIS FOR PAYMENT

§ 5.1 CONTRACT SUM

§ 5.1.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.

§ 5.1.2 The Contractor’s Fee is equal to one and seven-tenths percent (1.7%) of the Cost of the Work. Owner and Contractor may, in the future, agree to state the Contractor’s Fee as a fixed amount, in which case the Contractor’s Fee shall be established in a Change Order entered into between Owner and Contractor.

(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee, and describe the method of adjustment of the Contractor’s Fee for changes in the Work.)

§ 5.2 GUARANTEED MAXIMUM PRICE

§ 5.2.1 The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the Contractor not to exceed One Hundred Sixty-Seven Million and No/100 Dollars ($167,000,000.00), subject to additions and deductions by Change Order and Change Directive as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the “Guaranteed Maximum Price” or “GMP.” Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

The parties acknowledge that one component of the GMP is the Guaranteed Maximum Cost of the Contractor’s General Conditions. The “Guaranteed Maximum Cost of the Contractor’s General Conditions” is Three Million Eighty-Eight Thousand Three Hundred Ninety-Eight and No/100 Dollars ($3,088,398.00) and is the limit of Contractor’s compensation on account of all Work not performed by Subcontractors or supplied through Purchase Orders executed directly by Contractor or assigned by Owner to Contractor, including, without limitation, the cost of performing Work with the Contractor’s own forces (except any trade Work performed by Contractor’s own forces or by an Affiliate in accordance with the requirements of Section 10.4 below), equipment supplied by Contractor, job site supervision, vehicles, office supplies, field office trailers and furniture, phones, home office management and overhead, travel expenses, and insurance. A list of key aspects (but not necessarily all) of the Work to be performed as the Contractor’s General Conditions Work is set forth in Exhibit 5.2.1. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt: (a) the Guaranteed Maximum Cost of the Contractor’s General Conditions is guaranteed by the Contractor not to exceed Three Million Eighty-Eight Thousand Three Hundred Ninety-Eight and No/100 Dollars ($3,088,398.00), subject to additions and deductions by Change Order and Change Directive as provided in the Contract Documents; (b) Costs which would cause the Guaranteed Maximum Cost of the Contractor’s General Conditions to be exceeded shall be paid by the Contractor without reimbursement from Owner; and (c) Contractor shall, with respect to the Cost of the Contractor’s General Conditions, have obligations to retain records and cooperate with audits as required under Article 11 hereof. Furthermore, in the event the Cost of the Contractor’s General Conditions is less than the Guaranteed Maximum Cost of the Contractor’s General Conditions, then the difference, as of the date of final completion, between the total aggregate sum of the Cost of the Contractor’s General Conditions and the Guaranteed Maximum Cost of the Contractor’s General Conditions shall be added to the Savings (as defined below) that will be shared by the Owner, the Contractor, the mechanical Subcontractor, and the electrical Subcontractor pursuant to this Section 5.2.1.

In an effort to achieve the highest level of performance in regards to cost, schedule, and quality, the Owner has established a performance incentive program as described in this paragraph in which the mechanical Subcontractor and the electrical Subcontractor have the opportunity to share in the cost savings of the respective subcontracts between the mechanical Subcontractor and the Contractor and the electrical Subcontractor and the Contractor (respectively, the “Mechanical Subcontract” and the “Electrical Subcontract”). Provided that: (x) the Work is finally complete, including, without limitation, successful level 4 testing and level 5 commissioning of all electrical and mechanical equipment, to allow for the occupancy and convenient and beneficial use by one (1) or more of Owner’s tenants of Computer Room #’s 1—16, with 18.2 MW of Critical Load Power, redundantly served and with associated cooling, on or before May 15, 2008, (y) the Work is performed in a manner satisfactory to Owner and in accordance with the Contract Documents, and (z) the Overall Project Savings (hereinafter defined) are equal to or greater than the Savings (hereinafter defined), then the difference, as of the date of final completion of the Work, between (i) the guaranteed maximum price under the Mechanical Subcontract upon final completion of the Work and the total aggregate sum of the cost of the work plus the Subcontractor’s fee under the Mechanical Subcontract (such difference, the “Mechanical Savings”) and (ii) the guaranteed maximum price under the Electrical Subcontract upon final completion of the Work and the total aggregate sum of the cost of the work plus the Subcontractor’s fee under the Electrical Subcontract (such difference, the “Electrical Savings”) (the Mechanical Savings and the Electrical Savings, collectively, the “Savings”) shall be shared by the Owner, the mechanical Subcontractor and the electrical Subcontractor as follows: TWENTY-FIVE percent (25%) of the Savings shall be paid as a “Performance Incentive Bonus” in the manner set forth below, and the remainder shall inure to the benefit of the Owner; provided, however, that the mechanical and electrical Subcontractors shall not be entitled to receive the Performance Incentive Bonus until the date of final payment to the Contractor. Election of Alternates generated by Owner that reduce the GMP shall not be considered as Savings to the Owner and shall not be subject to the foregoing provision regarding sharing, but cost reductions resulting from value engineering Alternates generated by the mechanical Subcontractor and/or the electrical Subcontractor after acceptance of the GMP and approved by Owner shall qualify as Savings to Owner. The Performance Incentive Bonus shall be shared among the mechanical Subcontractor and the electrical Subcontractor in a manner jointly determined by the Owner and Contractor; provided that the electrical Subcontractor’s share of the Performance Incentive Bonus shall not exceed TWO HUNDRED THOUSAND DOLLARS ($200,000.00) and the mechanical Subcontractor’s share of the Performance Incentive Bonus shall not exceed ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00). As used herein, the term “Overall Project Savings” shall mean the difference, as of the date of final completion, between the GMP upon final completion of the Work and the total aggregate sum of the Cost of the Work plus the Contractor’s Fee.

§ 5.2.2 The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

(State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.)

§ 5.2.3 Unit prices, if any, are as follows: If, at any time, Owner’s lender requires that Contractor obtain a performance bond and/or payment bond, then Owner may, by issuing a Change Directive or Change Order, require Contractor to post a performance bond and/or a payment bond from a surety reasonably acceptable to Owner and Owner’s lender, on forms reasonably acceptable to Owner and Owner’s lender, and in amounts up to the GMP, and if such bonds are required, then Contractor shall be paid, and the GMP increased by, an amount reasonably agreed to by Owner and Contractor and set forth in a Change Directive or Change Order issued by Owner.

Description	Units	Price ($ 0.00)
To provide performance and payment bonds		TBD, if necessary

§ 5.2.4 Allowances, if any, are as follows

(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)

Allowance	Amount ($ 0.00)	Included items
N/A	N/A	N/A

§ 5.2.5 Assumptions, if any, on which the Guaranteed Maximum Price is based are as follows:

N/A

§ 5.2.6 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

ARTICLE 6 CHANGES IN THE WORK

§ 6.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201-1997.

§ 6.2 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of AIA Document A201-1997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Section 7.3.6 of AIA Document A201-1997 shall have the meanings assigned to them in AIA Document A201-1997 and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

§ 6.3 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201-1997 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms “fee” and “a reasonable allowance for overhead and profit” shall mean the Contractor’s Fee as defined in Section 5.1.2 of this Agreement.

§ 6.4 If no specific provision is made in Section 5.1 for adjustment of the Contractor’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Section 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor’s Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7 COSTS TO BE REIMBURSED

§ 7.1 COST OF THE WORK

The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

§ 7.2 LABOR COSTS

§ 7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s approval, at off-site workshops.

§ 7.2.2 Wages or salaries of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval.

(If it is intended that the wages or salaries of certain personnel stationed at the Contractor’s principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

§ 7.2.3 Wages and salaries of the Contractor’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

§ 7.2.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections 7.2.1 through 7.2.3.

§ 7.3 SUBCONTRACT COSTS

§ 7.3.1 Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

§ 7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

§ 7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ 7.4.2 Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

§ 7.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

§ 7.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

§ 7.5.3 Costs of removal of debris from the site.

§ 7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

§ 7.5.5 That portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.

§ 7.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

§ 7.6 MISCELLANEOUS COSTS

§ 7.6.1 That portion of insurance and bond premiums that can be directly attributed to this Contract.

§ 7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work.

§ 7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

§ 7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3.

§ 7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Section 3.17.1 of AIA Document A201-1997 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

§ 7.6.6 Data processing costs related to the Work.

§ 7.6.7 Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

§ 7.6.8 Legal, mediation and costs of arbitration or legal proceedings, including attorneys’ fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner's prior written approval; which approval shall not be unreasonably withheld.

§ 7.6.9 Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

§ 7.7 OTHER COSTS AND EMERGENCIES

§ 7.7.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

§ 7.7.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.6 of AIA Document A201-1997.

§ 7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.

ARTICLE 8 COSTS NOT TO BE REIMBURSED

§ 8.1 The Cost of the Work shall not include:

§ 8.1.1 Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Sections 7.2.2 and 7.2.3 or as may be provided in Article 14.

§ 8.1.2 Expenses of the Contractor’s principal office and offices other than the site office.

§ 8.1.3 Overhead and general expenses, except as may be expressly included in Article 7.

§ 8.1.4 The Contractor’s capital expenses, including interest on the Contractor's capital employed for the Work.

§ 8.1.5 Rental costs of machinery and equipment, except as specifically provided in Section 7.5.2.

§ 8.1.6 Except as provided in Section 7.7.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

§ 8.1.7 Any cost not specifically and expressly described in Article 7.

§ 8.1.8 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.

ARTICLE 9 DISCOUNTS, REBATES AND REFUNDS

§ 9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured. The Contractor shall not obtain for its own benefit any discounts, rebates, or refunds in connection with the Work prior to providing the Owner with seven (7) days’ prior written notice of the potential discount, rebate, or refund and an opportunity to furnish funds necessary to obtain such discount, rebate, or refund on behalf of the Owner in accordance with the requirements of this Paragraph 9.1.

§ 9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS

§ 10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

§ 10.2 Owner and Contractor acknowledge and agree that Contractor will require each Subcontractor that is a party to a subcontract with a subcontract sum greater than Fifty Thousand Dollars ($50,000.00) (each such subcontract, a “Major Subcontract”) to obtain performance and payment bonds: (i) from a surety reasonably acceptable to Owner and Owner’s lender, (ii) on forms reasonably acceptable to Owner and Owner’s lender, (iii) in amounts equal to the total subcontract sum, and (iv) that name Owner and Owner’s lender (if requested by Owner’s lender) as obligees under such bonds. Notwithstanding the foregoing to the contrary, with respect to the performance and payment bonds (the “MEP Subcontractor Bonds”) to be obtained by the electrical Subcontractor and the mechanical Subcontractor (the “MEP Subcontractors”), the amounts of such MEP Subcontractor Bonds shall not include any amounts paid, or to be paid, by the MEP Subcontractors, as applicable, for major mechanical, electrical, and plumbing equipment (the “Major MEP Equipment”) to be incorporated into the Project pursuant to the respective subcontracts between each MEP Subcontractor and the Contractor. The amounts expended, or to be expended, by the MEP Subcontractors for the Major MEP Equipment are listed in Exhibit 10.2.1 attached hereto and made a part hereof. Further notwithstanding anything to the contrary contained herein, Owner and Contractor agree that Contractor will not require those Subcontractors listed on Exhibit 10.2.2 attached hereto and made a part hereof to obtain performance or payment bonds for those items listed on Exhibit 10.2.2.

§ 10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

§ 10.4 Except for the performance of the Contractor’s General Conditions Work or as otherwise agreed in writing by both parties hereto, the Contractor must competitively bid any trade Work that the Contractor wishes to perform with the Contractor’s own forces, or through an Affiliate, and shall obtain no less than two (2) additional responsive bids from responsible Subcontractors acceptable to the Owner. The Contractor, or an Affiliate, shall be permitted to perform such trade Work only if (i) the Owner in its sole discretion consents thereto in writing after full disclosure in writing by the Contractor to the Owner of the affiliation or relationship of Affiliate to the Contractor, (ii) the Owner approves in writing any subcontract, contract, purchase order, agreement, or other arrangement between the Contractor and such Affiliate in form and substance, and (iii) the Contractor has given due consideration to any applicable MBE/WBE and EEO requirements. The parties contemplate that the Contractor will competitively bid to perform certain trade Work for the Project. In the event Contractor is the low bidder and performs any such trade Work with its own forces or through an Affiliate, then Owner shall pay Contractor for Contractor’s performance of such trade Work on either (i) the basis of a fixed price, or (ii) a cost plus fee basis, in which event Contractor shall be permitted to charge as an item of the Cost of the Work, ten percent (10%) of the Contractor’s actual cost of performing such trade Work, which amount shall be the full and complete compensation for any overhead, profit, or other form of markup or fee as a general contractor for such trade Work (the “Trade Work Payment Options”). Owner and Contractor shall use commercially reasonable, good faith efforts to agree on which Trade Work Payment Option shall be used to pay for any trade Work performed by Contractor prior to the date on which the Guaranteed Maximum Price shall be determined under Section 5.2.1 hereof. In the event Owner and Contractor agree that Owner shall pay Contractor for Contractor’s performance of any trade Work under this Section 10.4 on a cost plus fee basis, then Contractor shall, with respect to the cost of such trade Work, have obligations to retain records and cooperate with audits as required under Article 11 hereof. Any trade Work performed by the Contractor’s own forces or by an Affiliate, if required by the Owner, shall be covered in a separate agreement between the Owner and the Contractor or the Affiliate. Such agreement shall, without limitation, satisfy all requirements for subcontracts as set forth in Subparagraph 5.3.1 of the General Conditions. The term “Affiliate” is hereby deemed to mean any entity related to or affiliated with the Contractor or in which the Contractor has direct or indirect ownership or control, including, without limitation, (i) any entity owned in whole or in part by the Contractor; (ii) any entity with more than a thirty percent (30%) interest in the Contractor; and (iii) any entity in which any officer, director, employee, partner, or shareholder of the Contractor, or any Affiliate, has a direct or indirect interest.

§ 10.5 Owner and Contractor acknowledge and agree that Contractor will directly purchase certain mechanical, electrical and/or plumbing equipment to be incorporated into the Project, which equipment is in addition to the Major MEP Equipment purchased, or to be purchased, by the MEP Subcontractors. Contractor shall be responsible for conferring and coordinating with the MEP Subcontractors to determine what equipment will be purchased directly by Contractor and what equipment will be Major MEP Equipment purchased by the MEP Subcontractors. Owner will pay Contractor for the equipment purchased directly by Contractor pursuant to this Section 10.5 in amounts equal to the cost of such equipment plus a 1.5% procurement fee, and such amounts shall be considered part of the Cost of the Work and included in the GMP.

ARTICLE 11 ACCOUNTING RECORDS

§ 11.1 The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

§ 11.2 All records shall be maintained in accordance with generally accepted accounting procedures, consistently applied. Subcontractors retained by the Contractor on a “cost-plus” basis shall have the same obligations to retain records and cooperate with audits as are required of the Contractor under this Article 11. If any inspection by the Owner of the Contractor’s records, book, correspondence, instructions, drawings, receipts, vouchers, memoranda, and any other data relating to the Contract Documents reveal an overcharge, including, without limitation, any untimely request for payment as described in Paragraph 13.3, the Contractor shall pay the Owner upon demand the amount of the overcharge, and if the overcharge is the result of gross negligence or intentional misconduct, an additional amount equal to twenty percent (20%) of such overcharge, as reimbursement for the administrative expenses incurred in determining the overcharge. The requirements of this Article 11 shall not apply to any portion of an overcharge that is the subject of a good-faith dispute between the Owner and the Contractor.

ARTICLE 12 PAYMENTS

§ 12.1 PROGRESS PAYMENTS

§ 12.1.1 (a) Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

(b) If required by the Owner, on or before the 20th day of each month, the Contractor will submit, and the Owner, the Architect, and the Contractor shall meet to review, a preliminary draft of Contractor’s next Application for Payment (“Draft Application”) prepared by the Contractor. The Contractor shall revise the Draft Application to address any objection or recommendation of either the Owner or the Architect that is consistent with the requirements of the Contract Documents. Such revised Draft Application shall be submitted by the Contractor to the Owner as the Application for Payment on the dates required by the Contract Documents for submission of same. The Contractor shall also submit with each Application for Payment a written narrative describing the basis for any item set forth in the Application for Payment that does not conform to instructions of the Owner or the Architect in connection with any applicable Draft Application.

§ 12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

N/A

§ 12.1.3 Provided that an Application for Payment is received by the Owner not later than the 25th day of a month (and subject to the other terms of the Contract Documents), the Owner shall make payment to the Contractor not later than the 30th day of the following month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than forty-five (45) days after the Owner receives the Application for Payment.

§ 12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment. In addition to other required items, each Application for Payment shall be accompanied by the following, all in form and substance satisfactory to the Owner and in compliance with applicable statutes of the State of Illinois:

(i)	A duly executed and acknowledged Contractor’s Sworn Statement showing all Subcontractors with whom the Contractor has entered into subcontracts, the amount of each such subcontract, the amount requested for any Subcontractor in the Application for Payment, and the amount to be paid to the Contractor from such progress payment, together with similar sworn statements from all Subcontractors and, where appropriate, from lower tier subcontractors;

(ii)	Duly executed waivers of mechanics’ and material suppliers’ liens from the Contractor and all such Subcontractors, establishing payment or satisfaction of the payment requested by the Contractor in the Application for Payment; and

(iii)	Such other information, documentation, and materials as the Owner of the Architect may require.

§ 12.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor, and approved by the Owner and Architect, in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee and the Contractor’s General Conditions Work shall be shown as separate items. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, when approved by the Owner and Architect as required by the Contract Documents, shall be used as a basis for reviewing the Contractor's Applications for Payment.

§ 12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1	take that portion of the Guaranteed Maximum Price properly allocable to completed Work, other than the Contractor’s General Conditions, as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.8 of AIA Document A201-1997;

.2	add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

.3	add the Contractor’s Fee and the portion of the Contractor’s General Conditions Work calculated in accordance with the Schedule of Values for such Work submitted in accordance with the Contract Documents. The Contractor’s Fee shall be computed based upon the Cost of the Work described in the two preceding Clauses at the rate stated in Section 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4	subtract the aggregate of previous payments made by the Owner;

.5	subtract the shortfall, if any, indicated by the Contractor in the documentation required by Section 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

.6	subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201-1997.

§ 12.1.8 Notwithstanding anything to the contrary contained herein, payments to each Subcontractor shall be subject to retainage as reasonably agreed to between Owner and Contractor. As of the date hereof, Owner and Contractor have agreed to retainage amounts for certain Subcontractors as set forth in Exhibit 12.1.8 attached hereto and made a part hereof (the “Subcontractor Retainage List”). Contractor shall periodically (at least once a month) update the Subcontractor Retainage List to reflect retainage amounts agreed to between Owner and Contractor for additional Subcontractors and, if applicable, Sub-subcontractors. Owner and Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors and, if applicable, Sub-subcontractors.

§ 12.1.9 In taking action on the Contractor’s Applications for Payment, the Owner and Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor.

§ 12.2 FINAL PAYMENT

§ 12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

.1	the Contractor has fully performed the Contract (including the Contractor’s obligation to correct Work then identified as defective or non-conforming) but excluding the Contractor's responsibility to correct Work not then identified as defective or non-conforming as provided in Section 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

.2	a final Certificate for Payment has been issued by the Architect and approved by the Owner and Architect as required by the Contract Documents.

§ 12.2.2 The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance and approval of the Architect's final Certificate for Payment, or as follows:

§ 12.2.3 The Owner’s accountants will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Section 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect's reasons for withholding a certificate as provided in Section 9.5.1 of the AIA Document A201-1997. The time periods stated in this Section 12.2.3 supersede those stated in Section 9.4.1 of the AIA Document A201-1997.

§ 12.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to invoke mediation and the dispute resolution provisions of the Contract Documents in relation to the disputed amount without a further decision of the Architect. Such demand for mediation shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment; failure to demand mediation within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by litigation or other legal process, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

§ 12.2.5 If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Section 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13 TERMINATION OR SUSPENSION

§ 13.1 The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. However, the amount to be paid to the Contractor under Section 14.1.3 of AIA Document A201-1997 shall not exceed the amount the Contractor would be entitled to receive under Section 13.2 below, except that the Contractor's Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

§ 13.2 The Contract may be terminated by the Owner for cause as provided in Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Section 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

§ 13.2.1 Take the Cost of the Work incurred by the Contractor to the date of termination;

§ 13.2.2 Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

§ 13.2.3 Subtract the aggregate of previous payments made by the Owner.

§ 13.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

§ 13.4 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Section 14.3.2 of AIA Document A201-1997 except that the term "profit" shall be understood to mean the Contractor's Fee as described in Sections 5.1.2 and Section 6.4 of this Agreement.

ARTICLE 14 MISCELLANEOUS PROVISIONS

§ 14.1 Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

§ 14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon, if any.)

8.00% per annum

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

§ 14.3 The Owner’s representative is:

(Name, address and other information.)

Bob Berlinsky (provided, however, that Change Orders will be valid only if executed by either Hossein Fateh or Lammot J. du Pont)

DuPont Fabros Technology, Inc.

1212 New York Ave., NW, Suite 900

Washington, D.C. 20005

Phone: 301-509-5087

§ 14.4 The Contractor’s representative is:

(Name, address and other information.)

Tom Shumaker, Regional Vice President

§ 14.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.

§ 14.6 Other provisions:

§ 14.6.1 Key supervisory personnel assigned by the Contractor to this Project are as follows:

Name	Function
Tom Shumaker	Project Executive

Gavin Kalley	Project Manager

Andy Hyde	Superintendent

Rick Morgan	Principal in Charge

So long as the individuals named above remain actively employed or retained by the Contractor, they shall perform the functions indicated next to their names unless the Owner agrees to the contrary in writing, such agreement not to be unreasonably withheld. Should any of the named individuals leave Contractor’s employ, the replacement shall be subject to the approval of Owner, not to be unreasonably withheld. In the event one or more individuals not listed above subsequently assumes one or more of those functions listed above, the Contractor shall be bound by the provisions of this Section 14.6.1 as though such individuals had been listed above. Owner may require Contractor to remove from the Project any individual who, in the reasonable judgment of Owner, is unqualified, whose work is unsatisfactory, or whose presence on the Project is having an adverse impact on the progress or cost of the Work.

§ 14.6.2 The Contractor represents and warrants the following to the Owner (in addition to any other representations and warranties contained in the Contract Documents), as a material inducement to the Owner to execute this Agreement, which representations and warranties shall survive the execution and delivery of this Agreement, any termination of this Agreement, and the final completion of the Work:

.1 The Contractor and its Subcontractors are financially solvent, able to pay all debts as they mature, and possessed of sufficient working capital to complete the Work and perform all obligations hereunder;

.2 The Contractor is able to furnish the plant, tools, materials, supplies, equipment, and labor required to complete the Work and perform its obligations hereunder and has sufficient experience and competence to do so;

.3 The Contractor is authorized to do business in the State of Illinois and is properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over the Contractor and over the Work and the Project;

.4 The Contractor’s execution of the Agreement and performance thereof is within the Contractor’s duly authorized powers;

.5 The Contractor’s duly authorized representative has visited the site of the Project, is familiar with the local conditions under which the Work is to be preformed, and has correlated observations with the requirements of the Contract Documents; and

.6 The Contractor is a large, sophisticated contractor who possesses a high level of experience and expertise in the business administration, construction, construction management, and superintendence of projects of the size, complexity, and nature of this particular Project, and will perform the Work with the care, skill, and diligence of such a contractor.

§ 14.6.3 (a) Contractor acknowledges and agrees that Owner’s lender shall have a priority security interest in the Project, the site, and all of the Work, and Contractor agrees to execute all documents necessary to give effect to such priority, including an appropriate subordination agreement and appropriate collateral assignment agreements.

(b) Notwithstanding anything to the contrary contained in any other provision of any of the Contract Documents, the Owner’s members, affiliates, officers, directors, agents, employees, successors or assigns, or any of them, shall not have any personal liability under this Agreement for any obligation at any time. The Contractor understands and agrees that the Contractor shall look solely to, and be limited by, the Owner’s equity interest in and to the Project for the satisfaction of any claim the Contractor has against the Owner. In furtherance of the foregoing, Contractor acknowledges that Owner may (i) transfer the Project and the Work performed by Contractor to a separate entity under common control with Owner and (ii) assign this Agreement to such entity.

§ 14.6.4 Copies of all payment applications shall be provided to the following address:

Tarantula Ventures LLC

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington, D.C. 20005

Attn: CH1 Asset Manager

§ 14.6.5 Owner anticipates executing financing agreements for the construction of the Project by December 31, 2007, and Contractor shall reasonably cooperate with Owner to obtain such financing. Contractor and Owner agree to amend the Contract Documents to accommodate any customary or otherwise reasonable requirements of Owner’s lender related to the administration of the Project and this Agreement, including methods and requirements for submitting and obtaining approval of payment applications and insurance requirements.

§ 14.6.6 Contractor shall keep the Project free of liens by any Subcontractor or supplier or any person claiming through any Subcontractor or supplier, and shall promptly (but in no event later than twenty (20) days after any such lien is filed) discharge or bond off any lien filed on the Project. In the event Contractor fails to promptly discharge or bond off any lien filed on the Project, Owner may, but shall not be obligated to, and without prejudice to any other remedies Owner may have, discharge or bond off any such lien, in which case, Contractor shall, within fifteen (15) days of receipt of written notice thereof, reimburse Owner for any costs or expenses, including reasonable attorneys’ fees, actually incurred by Owner to discharge or bond off such lien.

§ 14.6.7 Change Orders and Construction Change Directives involving or resulting in an extension of time or an increase in the GMP shall be valid as against Owner only if signed by either Hossein Fateh or Lammot J. du Pont, in their respective capacities as Chief Executive Officer and Executive Chairman of the Board of DuPont Fabros Technology, Inc.

ARTICLE 15 ENUMERATION OF CONTRACT DOCUMENTS

§ 15.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

§ 15.1.1 The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997, as amended.

§ 15.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997 as modified by the agreement of the parties. A copy of the modified 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997 applicable to this Agreement is attached as Exhibit 15.1.2. All references in the Contract Documents to AIA Document A201 shall refer to the foregoing described document.

§ 15.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated , and are as follows:

Document	Title	Pages
N/A

§ 15.1.4 The Drawings and Specifications are listed in Exhibit 15.1.4 attached hereto.

(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Title of Drawings and Specifications exhibit: Exhibit “E” – CH1 – List of Drawings and Specifications – 4/17/2007

§ 15.1.5 Intentionally Deleted.

§ 15.1.6 The Addenda, if any, are as follows:

Number	Date	Pages
NONE

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

§ 15.1.7 Other Documents, if any, forming part of the Contract Documents are as follows: NONE

(List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

ARTICLE 16 INSURANCE AND BONDS

(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.) Policies of insurance described below are to be provided by Contractor and each Subcontractor. Amounts of insurance coverage shall, at a minimum, meet the requirements of Owner’s lender. If the amount of insurance coverage required by Owner’s lender exceeds the amounts set forth below, then Contractor shall use best efforts to secure such coverage, and if Contractor incurs additional charges directly attributable to meeting the lender’s requirements, then the Owner shall compensate Contractor for same as a Cost of the Work, and the GMP shall be increased by the amount of such additional charges. The policies of insurance providing the coverages specified shall be endorsed to name the Owner, Owner’s lender (if requested by Owner), DuPont Fabros Development LLC, DFD Technical Services LLC, DF Technical Services LLC, Tarantula Interests LLC, Safari Ventures LLC, Eden Management LLC, Mercer Interests LLC, Panda Interests LLC, DuPont Fabros Technology, L.P., and DuPont Fabros Technology, Inc., as additional insureds or loss payees, as applicable.

Type of insurance	Limit of liability ($ 0.00)
Commercial General Liability insurance with minimum limits of $1,000,000 each occurrence and $2,000,000 general aggregate. The policy shall include Blanket Contractual Liability Products / Completed Operations and Personal Injury

Commercial Umbrella Liability insurance with a minimum limit of $25,000,000 each occurrence and $25,000,000 annual aggregate covering Bodily Injury, Property Damage and Personal Injury Liability (minimum limit for Subcontractors shall be $5,000,000).

Automobile Liability insurance with a minimum of $1,000,000 combined single limit for Bodily Injury and Property Damage and covering all owned, non-owned and hired vehicles.

Employer’s liability insurance with minimum limits of $1,000,000.

[Remainder of Page Intentionally Left Blank]

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

/s/ Lammot J. du Pont	/s/ David W. Miller
OWNER (Signature)	CONTRACTOR (Signature)

By Lammot J. du Pont, Executive Chairman of DuPont Fabros Technology, Inc., managing member of Safari Ventures LLC, managing member of Tarantula Interests LLC, managing member of Tarantula Ventures LLC

David W. Miller, President, Holder Construction Group, LLC
(Printed name and title)	(Printed name and title)

[The following exhibits have been omitted from this filing however will be furnished supplementally to the Commission upon request:

Exhibit 2.3.1	Scope of Work
Exhibit 5.2.1	Contractor’s General Conditions Work
Exhibit 10.2.1	Major MEP Equipment Amounts
Exhibit 10.2.2	Exempt Subcontractors
Exhibit 12.1.8	Subcontractor Retainage List
Exhibit 15.1.2	General Conditions of the Contract for Construction
Exhibit 15.1.4	Drawings and Specifications]